KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD IN NORTH AMERICA

CRANBURY, NEW JERSEY – May 5, 2009 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide grades sold in North America.

Effective June 1, 2009, for all non-contract accounts and effective July 1, 2009 for all contract accounts, prices for all Kronos titanium dioxide grades sold in North America will be increased by US$ 0.04 per pound.

This price increase implements a portion of the previously announced price increases which had been delayed from implementation.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

* * * * *